                                                                    Exhibit 10.3

                                 April 9, 1999


Christopher Sophinos
8876 East Phillips Place
Englewood, Colorado  80112

Dear Mr. Sophinos:

     This letter agreement and its exhibits ("Agreement") will confirm the understanding between PRIMESTAR, Inc. and Christopher Sophinos ("you") regarding your employment with PRIMESTAR, Inc. PRIMESTAR, Inc. and you have agreed as follows:

1.   Employment and Services.
     -----------------------

     PRIMESTAR, Inc., the new privately held corporate entity created as a result of the restructuring (as defined in the TCI Satellite Entertainment, Inc. ("TSAT") Definitive Proxy Statement/Prospectus dated February 9, 1998 (the "Roll-up Transaction")), will employ you as Senior Vice President, Sales and Distribution, commencing on the first day following the closing of the Roll-up Transaction, and you have agreed to perform your exclusive and full-time services in that capacity for PRIMESTAR, Inc. upon the terms and conditions herein set forth. At all times during your employ hereunder, you agree that you are subject to and will comply with the personnel policies and procedures of PRIMESTAR, Inc. currently in effect and as may be modified from time to time by PRIMESTAR, Inc., except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. This Agreement replaces and supercedes any other employment agreement or offer letter from TSAT, Primestar Partners, L.P. or PRIMESTAR, Inc., if any, that may be currently in effect.

2.   Term.
     ----

     The term of this Agreement shall commence as of the first day following the closing of the Roll-up Transaction and will continue for a period of three (3) years (the "Initial Term").

3.   Compensation.
     ------------

     As full compensation for your services rendered under this Agreement, you will receive the following:

     a. Initial base salary, ("Base Salary") at the annual rate of (i) $235,000.00 during the period from April 1, 1998 to December 31, 1998; and (ii) $248,000.00 commencing January 1, 1999 and continuing thereafter with increases at the discretion of the Compensation Committee of the Board of Directors of PRIMESTAR, Inc. (the "Board"); and

Christopher Sophinos
April 9, 1999
Page 2

     b. A target cash bonus of 45% of annual Base Salary, dependent upon meeting certain defined goals as determined from time to time by PRIMESTAR, Inc.; and

     c. In addition to the foregoing, officers at your level of management will be eligible for a long-term incentive plan to be developed and approved by the Board. This long-term incentive plan may be formulated as a PRIMESTAR, Inc. stock option incentive plan or a cash incentive as outlined below.

         Long-Term Stock Incentive Plan Alternative
         ------------------------------------------

         You will be eligible for an initial grant of PRIMESTAR, Inc. Class A common share options in an amount equal to the product of five times your annual base salary, divided by a predetermined strike price. The vesting period for this initial grant of options will be three (3) years, with 1/3 vesting on each of the one year, two year and three year anniversary dates of the initial option grant. Should PRIMESTAR, Inc. become a publicly-traded company, shares which are the subject of these options will become publicly tradable.

         Although no assurances can be given, should the initial stock options be granted as outlined above, it is also anticipated that officers at your level of management (subject to meeting certain individual and PRIMESTAR, Inc. performance targets) will be eligible in the future to receive annual options of PRIMESTAR, Inc. Class A common shares under a PRIMESTAR, Inc. long-term Stock Incentive Plan to be approved by the Board.

         In the event that PRIMESTAR, Inc. does not become a publicly-traded company, stock options granted during such period shall be granted with tandem stock appreciation rights ("SARs"), which will be exercisable exclusively for cash at any time that the Company's common stock is not publicly traded.

         The timing, availability, other eligibility requirements and other terms and conditions of the cash bonus program and the long-term incentive plan will be determined by the Board.

4.   Benefits.
     --------

     During the term of this Agreement, you will be entitled to four (4) weeks vacation per year, sick leave, reimbursement for your reasonable and necessary business expenses as provided by PRIMESTAR, Inc. generally to employees at your level, and all other employee benefits as specified in the current PRIMESTAR, Inc. Employee Handbook as may be modified from time to time by PRIMESTAR, Inc. in its discretion.

Christopher Sophinos
April 9, 1999
Page 3


5.   Termination.
     -----------

     Notwithstanding Paragraph 2 hereof, PRIMESTAR, Inc. may terminate your services with or without cause. PRIMESTAR, Inc. may terminate your services for cause in the event of:

     a. Your willful and continuing refusal without proper cause to perform your material obligations under this Agreement;

     b. Your willful, material and continuing breach of the Non-Competition and Confidentiality Agreement set forth in Exhibit A; or
                                                ---------

     c.  Your conviction of (or nolo contendere plea to) any felony(whether or
                                ---------------
         not any right to appeal has been or may be exercised).

     Such termination for cause shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that the termination shall not be effective if (i) such termination is pursuant to paragraph 5(b) above; and (ii) such notice is the first such notice of termination delivered by the Company to you hereunder; and (iii) within thirty (30) days following the date of such notice you shall cure the breach. In the event of termination by the Company for cause in accordance with the foregoing procedures, without prejudice to any other rights or remedies that the Company may have at law or equity, the Company shall have no further obligations to you other than to pay Base Salary as accrued through the effective date of termination, together with all accrued vacation pay.

     In the event that you are terminated without cause (in which event the Company will provide you with thirty (30) days notice) or you resign for "good reason" (which shall mean, PRIMESTAR, Inc.'s breach of any material provision of this Agreement, any demotion without cause, your being required by PRIMESTAR, Inc. to maintain your office other than in the Denver metropolitan region or your resignation following the termination or voluntary resignation of Carl Vogel from the position of Chief Executive Officer), in either case, subject to your execution of a Severance and Release Agreement that is not materially different from the form attached hereto as Exhibit B, you shall be eligible to
                                           ---------
receive severance payments equal to two (2) years of your base annual salary at the time of termination of your employment ("Base Salary Severance") plus two
                                                                     ----
years of your target cash bonus equal to 45% of your base annual salary at the time of termination of your employment ("Target Bonus Severance") without regard to whether the Company has met its goals. You may elect to take your Base Salary Severance plus the first year Target Bonus Severance in a lump sum up front to be paid after all applicable waiting periods set forth in the Severance and Release Agreement have run. Under this scenario, your second year Target Bonus Severance would be paid on or before January 31 of the second January following your termination date. Alternatively, you may elect to take your Base Salary Severance, on a biweekly basis when normally otherwise due and payable, for a period of two

Christopher Sophinos
April 9, 1999
Page 4


(2) years after the termination of your employment, in which case PRIMESTAR, Inc. shall continue to provide you with health benefits for the shorter of one
(1) year or such period of time as PRIMESTAR maintains its health benefit plans. Under this scenario, PRIMESTAR, Inc. will pay the Target Bonus Severance on or before January 31 of each of the two years following your termination date.

     To the extent you hold PRIMESTAR, Inc. stock options, stock appreciation rights or restricted shares under any stock incentive plan or non-qualified stock option agreement, your vesting and any exercise rights shall be treated pursuant to the applicable stock option, stock appreciation or restricted share agreement and stock incentive plans.

     If the Company terminates you without cause or you resign for good reason, the Company will provide you with senior executive outplacement services with Lee Hecht Harrison or a comparable provider for nine months.

     This Agreement will terminate upon your death or total disability (as defined in the PRIMESTAR, Inc. long-term disability plan). In the event of such termination, PRIMESTAR, Inc. shall pay you (or your estate, if appropriate) all compensation due hereunder but not yet paid prior to such termination, including the Base Salary Severance and the Target Bonus Severance if your employment was terminated prior to your death or total disability and such payments are otherwise due and payable pursuant to the terms of this Agreement. Additionally, if termination is due to your death, PRIMESTAR, Inc. will continue to provide health benefits to your family for the shorter of one (1) full year or such period of time as PRIMESTAR maintains its health benefit plans.

6.   Indemnification.
     ---------------

     Provided that you perform your duties for the Company in good faith and in a manner believed by you to be in the best interests of the Company and not in contravention of the terms of this Agreement, the Company agrees to indemnify you to the fullest extent permitted by applicable law against all reasonably paid expenses (including reasonable attorneys' fees), judgments, and amounts paid in settlement to which Company has consented in writing, in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding arising out of the performance by you of services to the Company under this Agreement, provided that you cooperate with the Company in connection therewith. You shall provide Company with prompt notice of the commencement of any such investigation or litigation. The provisions of this Section 6 shall survive termination of this Agreement with respect to events that occurred during your employment with the Company.

Christopher Sophinos
April 9, 1999
Page 5


7.   Confidentiality and Non-Competition Obligations.
     -----------------------------------------------

     As a condition of your employment with PRIMESTAR, Inc. you will be obligated to execute the non-competition and confidentiality agreement attached hereto as Exhibit A.
          ---------

8.   General.
     -------

     a. This Agreement sets forth the entire agreement and understanding of the parties hereto, and, effective on the commencement date hereof, supersedes all prior agreements, arrangements, and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement.

     b. Nothing herein contained shall be construed so as to require the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any present or further statute, law, ordinance or regulation, the latter shall prevail, but in such event, the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

     c. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     d. This Agreement may be amended, and any terms of it waived only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure or waiver of either party at any time(s) to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same or any other provision.

     e. This Agreement shall be governed and construed in accordance with the laws of Colorado applicable to contracts entered into and fully performed in Colorado without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to your employment or termination thereof, shall be submitted to arbitration, to be held in Colorado, before the American Bar Association, Denver, Colorado for resolution in accordance with the rules and procedures of the American Bar Association, with the power to grant equitable relief, including injunctions and temporary restraining orders. The parties irrevocably agree to be bound by any decision rendered by the American Bar Association. Notwithstanding the foregoing, PRIMESTAR, Inc. shall have the right to obtain injunctive, relief against you from an appropriate court if you

Christopher Sophinos
April 9, 1999
Page 6

         threaten or attempt to: (i) seek, negotiate or obtain employment other than with PRIMESTAR, Inc. except as permitted by this Agreement; or
         (ii) make unauthorized disclosure of confidential information to a third party.

     f. Neither party may assign any provision hereof, directly or indirectly, without the prior consent of the other party hereto.

     g. You have read this Agreement, fully understand its contents and terms, and have had the opportunity to raise any questions, concerns or issues you may have in connection with the Agreement or the terms of the Agreement. You also have had the opportunity, and taken it to the extent you choose, to consult legal counsel or any other advisers of your choice in connection with this Agreement.


                                 Very truly yours,

                                 PRIMESTAR, Inc.


                                 By:
                                    ----------------------------------
                                    Carl E. Vogel
                                    Chief Executive Officer


AGREED:


------------------------------
Christopher Sophinos